Exhibit 99.1

Press Release	Source: Stellar Pharmaceuticals Inc.

Stellar Pharmaceuticals Provides Update on Watson’s U.S. Pilot Study of Uracyst®

LONDON, ONTARIO — November 10, 2010 -- Stellar Pharmaceuticals Inc. (OTCBB:SLXCF) ("Stellar" or "the Company"), a Canadian pharmaceutical developer and marketer of high quality, cost-effective products for select health care markets, announced today that its U.S. licensee, Watson Pharma, Inc. (NYSE: WPI) (“Watson”), has finished a preliminary analysis of the data from Watson Ur008, a recently completed placebo controlled pilot study using the Company’s Uracyst® product to treat interstitial cystitis/ painful bladder syndrome ("IC/PBS").  Watson has verbally informed the Company that Ur008 did not meet statistical significance in its primary endpoints and, as a result, Watson has elected not to proceed with Uracyst for the United States market.

Stellar has commenced a review and analysis of the Watson Ur008 study. This review and analysis will, among other things, seek to determine what role, if any, factors such as cohort size and patient selection criteria may have had with the study’s unexpected overall results.  The Company expects to base its go-forward strategy for Uracyst® in the United States upon the findings of that review and analysis.

In June 2009, Watson received conditional approval for an Investigational Device Exemption to conduct clinical work with Uracyst® from the U.S. Food and Drug Administration (“FDA”) in the U.S.  This conditional approval led to the commencement of Watson Ur008, a double blind, placebo-controlled, pilot clinical trial in 100 subjects at 20 clinical study centers in the U.S.  Watson Ur008 was designed to strengthen the patient selection criteria for an anticipated larger pivotal study that, if successful, would support Watson’s application with the FDA to obtain approval to market Uracyst in the United States.

About Stellar Pharmaceuticals Inc.

Stellar has developed and is marketing direct in Canada and in countries around the world through out-license agreements two products based on its core polysaccharide technology: NeoVisc®, for the treatment of osteoarthritis; and Uracyst®, its patented technology for treatment of interstitial cystitis/painful bladder syndrome, an inflammatory disease of the urinary bladder wall. Stellar also has in-licensing agreement for the distribution and sale of NMP22® BladderChek®, a proteomics-based diagnostic test for the diagnosis and monitoring of bladder cancer. For more information, please visit the company's website at www.stellarpharma.com.

Release - November 10, 2010

Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including increased competition; the ability of the Company to expand its operations, to attract and retain qualified professionals, technological obsolescence; general economic conditions; and other risks detailed from time to time in the Company's filings.

CONTACTS:

Company Contact	Investor Contact
Peter Riehl	Stephen Kilmer
President & CEO	President
Stellar Pharmaceuticals Inc.	Kilmer Lucas Inc.
(519) 434-1540	(905) 690-2400 ext. 21
email – corpinfo@stellarpharma.com	email – stephen@kilmerlucas.com